Exhibit 10.7

Visa USA

Long Term Incentive Plan

For Fiscal Year 2006

Plan Cycle: 10/1/2005 – 9/30/2008

Section 1: Definitions

1.1	Board – The Board of Directors of the Company, or any designated members or committee thereof with responsibility for executive compensation matters.

1.2	CEO – The Chief Executive Officer of Visa USA.

1.3	Company – Visa USA.

1.4	Corporate Performance – Performance against objectives established for Visa USA.

1.5	Deferred Award – The Participant’s Performance Award that is deemed invested during the two year Deferral Period.

1.6	Deferral Period – The two year period that begins October 1, 2006 and ends September 30, 2008.

1.7	Extraordinary Occurrences – Those events that, in the opinion of the Board, are outside the control of the Company and are likely to have a significant unanticipated effect, whether positive or negative, on the Company’s operating and/or financial results.

1.8	Final Award—The amount payable to a Participant by the Company under the LTIP. No payout or award from the LTIP shall be included in the definition of “pay” or “compensation” for purposes of any retirement benefit calculation, agreement, or plan, whether qualified or nonqualified, maintained or sponsored by the Company or any of its affiliates.

1.9	LTD Plan – The Visa Long Term Disability Plan.

1.10	LTIP – The Visa USA Long Term Incentive Plan.

1.11	Participants – Designated senior level executives of Visa USA who have a significant influence on strategic direction and long term performance. Executives must be nominated by the CEO and approved by the Board. Within parameters approved by the Board, the CEO may designate executives below the senior executive level.

1.12	Performance Award – Amount that is determined at the end of the one year Performance Period.

1.13	Performance Measure – Each factor that is taken into consideration under the LTIP in determining the value of the Performance Award.

1.14	Performance Period – The one year period that begins October 1, 2005 and ends September 30, 2006.

1.15	Plan Cycle – The three year period that begins October 1, 2005 and ends September 30, 2008.

1.16	Plan Year – The Company’s fiscal year, which starts October 1 and ends September 30.

1.17	Target Award – The initial value of an award at the beginning of the Plan Cycle and prior to any Performance Measure adjustments or Final Award value determination.

1.18	VIP – The Visa USA Incentive Plan.

Section 2: Purpose of the LTIP

The purpose of the LTIP is to motivate, reward and retain certain executives who make a significant contribution towards the Company’s achievement of Board established performance targets. The LTIP accomplishes its objective by providing eligible executives with a competitive long term compensation opportunity tied to the performance of the Company and the performance of selected investments.

Section 3: General Description of the LTIP

3.1	The LTIP provides for annual grants of long term incentive awards comparable to competitive levels of long term incentives among peer group companies. LTIP grants are revalued at the end of the first Plan Year in which they are granted based upon Company performance against objective performance measures set at or near the beginning of the Plan Year. For the LTIP for 2006, Performance Awards will be based on the actual corporate performance results of the VIP for FY 2006 as determined by the CEO and the Board. The value of the Final Awards will be determined by the subsequent performance of various available investments as directed by the Participants over the course of the Deferral Period.

3.2	Extraordinary Occurrences may be considered by the Board when assessing performance results, and adjustments may be made to the performance measures by the Board to ensure that the purpose of the LTIP is served, and that the best interests of the Company and the Participants are protected, and not brought into conflict with one another.

Section 4: Long Term Incentive Awards

4.1	A Target Award is established at the beginning of the Plan Cycle for each Participant by the CEO and the Board. This Target Award may vary at the sole discretion of the CEO and the Board.

4.2	The Target Award will be expressed as a fixed dollar amount. At the end of the Performance Period, the Target Award will be revalued based upon the CEO’s and Board’s evaluation of Company performance against the established VIP for FY06 corporate performance measures. A Participant’s Performance Award may be modified at the discretion of the CEO or the Board of Directors. The resulting Performance Award value can range from 0% to 220% of the Target Award:

Actual VIP Corporate Performance	LTIP Performance Award
Maximum Performance	220% of Target Award
Above Target Performance	160% of Target Award
Target Performance	100% of Target Award
Threshold Performance	20% of Target Award
Below Threshold Performance	0% of Target Award

4.3	Once determined, the Performance Award is deferred as a Deferred Award until the end of the Deferral Period. The Deferred Award will be credited at the beginning of the Deferral Period to an account bearing the name of the individual Participant, and such account will be further credited with income or loss from investments allocated to the account during the Deferral Period. The Participant may select from a choice of fixed and/or variable investments as made available by the Board. Should the Participant not select an investment option, the Deferred Award will be deemed invested in the Fidelity Retirement Money Market Fund. No part of any award vests until the Plan Cycle ends.

4.4	The vesting of the Deferred Award is conditioned on the Participant being employed by the Company and actively working at the end of the Plan Cycle. The Participant shall have no beneficial entitlement to or beneficial interest in the Target Award, the Performance Award or the Deferred Award, or to any amount credited to the account bearing his or her name, until the Deferred Award vests at the end of the Deferral Period. The vested Deferred Award is payable as a Final Award in accordance with Section 6.2.

4.5	In the event of a Participant’s voluntary or involuntary termination of employment with the Company before the end of the Plan Cycle, no award is paid under this LTIP except as provided under Section 4.6 and Section 4.7.

4.6	In the event of termination of employment due to (a) voluntary retirement, or retirement under the terms of a formal Company severance plan, after reaching age 60, (b) voluntary termination, or retirement under the terms of a formal Company severance plan, after age 50 with 5 years of service, or (c) disability as defined under the LTD Plan or death during a Plan Cycle, a prorated award is paid to the Participant (or the Participant’s estate or designated beneficiary in the case of death). In the case of (a) or (b), a Participant’s age and service is determined as of the date of termination of employment, unless termination occurs under the terms of a formal Company severance plan, in which case age and service, for purposes of eligibility for a prorated payment (but not calculation of the amount of the prorated payment) is determined as of the end of the period on which severance pay is based. The Board shall have the authority, in its sole discretion, to waive the proration feature of the LTIP and authorize the payment of a nonprorated award.

In the event of termination of employment before the end of the Performance Period, a prorated award is valued and paid at termination or the date the Participant becomes disabled as defined under the LTD Plan at 100% of the prorated Target Award. In the event of termination during the Deferral Period, a prorated award is valued and paid as close as practicable to the end of the month during which termination occurs or the date the Participant becomes disabled as defined under the LTD Plan. The amount of any prorated award is determined by reference to the number of months that the Participant performed services during the Plan Cycle, divided by 36.

4.7	In the event that the Participant is reassigned mid-Plan Year or mid-Plan Cycle from one Region to another (Inovant LLC, Visa USA, and Visa Worldwide Services shall each be deemed a Region solely for purposes of this Section), any LTIP award shall be apportioned between Regions.

Section 5: Plan Administration

5.1	The Board has the sole responsibility for interpreting, administering, and modifying the LTIP as necessary. The Board’s construction, interpretation, and administration of the LTIP shall be final and binding on all parties.

5.2	The Performance Measures used to determine the Performance Award may change from Plan Year to Plan Year to reflect modifications in the Company’s strategic objectives. Such changes may be made as deemed necessary by the Board, to serve the best interests of the Company. Maintenance of financial information relevant to the measurement of performance during a Plan Year shall be the responsibility of an administrative committee or a senior executive of the Company. The financial information considered as part of LTIP operation may be audited annually by the Company’s independent auditors prior to submission to the Board for consideration.

Section 6: Payment of Awards

6.1	If actual performance under the LTIP falls between performance levels specifically designated in the LTIP, then the amount of the Performance Award will be calculated by linear interpolation.

6.2	Final Awards will be paid in cash to Participants as soon after the end of the Plan Cycle in which they have been earned as is reasonably practicable.

6.3	The payment of all or any portion of a Final Award may be deferred under the terms of the Visa Deferred Compensation Plan by the Participant making a timely and valid election thereunder.

Section 7: Miscellaneous

7.1	The Board may terminate, amend or modify the LTIP as well as the Target Awards granted under the LTIP at any time.

7.2	No right to an award under the LTIP exists, and no right or interest in an award under the LTIP is assignable or transferable, or subject to any lien or encumbrance, either directly or indirectly, by operation of law or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

7.3	Participation in the LTIP does not guarantee or create any right to continued employment by the Company, and the Company reserves the right to dismiss any Participant at any time. Participation in one Plan Cycle does not guarantee participation in another Plan Cycle.

7.4	All awards to be paid under the LTIP shall be subject to all applicable withholding taxes, including federal and state income taxes and employment taxes. The Company shall withhold such taxes in accordance with applicable tax regulations.

7.5	The laws of the State of California shall control all matters relating to the LTIP.